                                                                     Exhibit 4.4


                 SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT
                 -----------------------------------------------


         This Second Amendment to Loan and Security Agreement (the "Amendment") is made on July 22, 2004 by GMAC Commercial Finance, LLC, successor by merger to GMAC Business Credit, LLC ("Lender"), Transcat, Inc. ("Parent"), Transmation (Canada), Inc. ("Subsidiary", or together with Parent, the "Borrowers", or a "Borrower").

                                    RECITALS
                                    --------

     A. Borrowers and Lender entered into a Loan and Security Agreement dated November 12, 2002 (as amended from time to time, the "Loan Agreement"). Capitalized terms used in this Amendment shall have the meanings set forth in the Loan Agreement unless otherwise defined in this Agreement.

     B. Borrowers and Lender desire to amend the Loan Agreement.

     THEREFORE, in consideration of the mutual promises and agreements of the parties and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

                              TERMS AND CONDITIONS
                              --------------------

     1. WAIVERS.

     A. Minimum EBITDA. Lender waives the requirements of Section 8.11 for the first fiscal quarter period ending June 26, 2004. Section 8.11 shall remain in full force and effect for the fiscal quarter ending September 25, 2004 and for all subsequent measurement periods.

     B. Wind-down of Subsidiaries. Based on Borrower's representation that such entity has no assets or operations, and will not in the future have any operations, Lender waives the requirement of Section 9.13 that Borrowers wind-down Transmation Singapore Pte. Ltd. by a specific date.

     2. AMENDMENTS. Section 7.13 is amended to read as follows:

          Catalogue Spending. Exclusive of the amortization of any prepaid expenses related to the development, printing and mailing of Big Cat, spend in excess of $200,000, net of co-op advertising rebates, in any fiscal year for the development, printing and mailing of Big Cat.

     3. REAFFIRMATION. Borrowers reaffirm, ratify and confirm their Obligations under the Loan Agreement, acknowledge that all terms and conditions in the Loan Agreement (except as amended by this Amendment) remain in full force and effect and that the security interests granted to Lender in the Collateral are valid and perfected.

     4. ENTIRE AGREEMENT. This Amendment constitutes the entire agreement of the parties in connection with the subject matter of this Amendment and cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties and negotiations regarding the subject matter hereof, if any, are merged into this Amendment.

     5. AUTHORIZATION. Borrowers and the signatories noted below represent that all necessary corporate actions to authorize Borrowers to enter into this Amendment have been taken, including, without limitation, board of directors approval and resolutions necessary to authorize Borrowers' execution of this Amendment.

     6. COUNTERPARTS; FACSIMILE SIGNATURES. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and all of such counterparts together shall constitute but one and the same agreement. Facsimile signatures will be treated as originals for all purposes.



GMAC COMMERCIAL FINANCE, LLC,           TRANSCAT, INC
successor by merger to
GMAC Business Credit, LLC

By:     /s/  Daniel J. Manella          By:      /s/  Charles P. Hadeed
        ---------------------------              ------------------------------
Name:   Daniel J. Manella               Name:    Charles P. Hadeed
Title:  Senior Vice President           Title:   CFO



TRANSMATION (CANADA), INC


By:     /s/  Charles P. Hadeed
        ---------------------------
Name:   Charles P. Hadeed
Title:  CFO




                                       2